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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Administrative Committee
SouthTrust 401(k) Plan:


We consent to the incorporation by reference in Registration Statement No. 333-46940 on Form S-8 of SouthTrust Corporation of our report dated June 8, 2004, with respect to the statements of net assets available for plan benefits of SouthTrust 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of SouthTrust 401(k) Plan.



                                                               /s/ KPMG LLP


Birmingham, Alabama
June 25, 2004